Exhibit 5.1

July 21, 2016

Blueknight Energy Partners, L.P. 201 NW 10th, Suite 200 Oklahoma City, Oklahoma 73103

Ladies and Gentlemen:
We have acted as counsel for Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 3,300,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated July 20, 2016 (the “Underwriting Agreement”) by and among the Partnership and Wells Fargo Securities, LLC (the “Underwriter”). The Underwriter has an option to purchase up to 495,000 additional Common Units to cover over-allotments, if any.
We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-197796), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The final prospectus supplement dated July 20, 2016 (the “Prospectus Supplement”), which together with the accompanying prospectus dated September 12, 2014 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
As the basis for the opinion hereinafter expressed, we examined the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 14, 2011 (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.
Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

Blueknight Energy Partners, L.P.	- 2 -	July 21, 2016

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Act.
2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).
This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.
At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.